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                                   EXHIBIT 99

                                OXFORD LETTERHEAD

                                          Re:   Oxford Health Plans, Inc.
                                                800 Connecticut Avenue
                                                Norwalk, CT  06854

For Further Information:

Nicole Reilly
Hill and Knowlton
(212) 885-0353

FOR IMMEDIATE RELEASE
April 27, 1998

                          OXFORD HEALTH PLANS ANNOUNCES
                              FIRST QUARTER RESULTS

         NORWALK, CONNECTICUT, APRIL 27, 1998--Oxford Health Plans, Inc. (NASDAQ:OXHP) today reported that it incurred a first quarter 1998 net loss of $45.3 million, or 57 cents per share, compared to net income of $34.4 million, or 44 cents per share (42 cents per diluted share), in the first quarter of 1997. First quarter 1998 results were adversely affected by a nonrecurring after-tax restructuring charge of $16.3 million, or 20 cents per share, for severance and other costs expected to be incurred in connection with the restructuring of certain administrative and management functions. Total revenues for the first quarter ended March 31, 1998 reached $1.2 billion, a 24 percent increase from $987.3 million a year ago.

         Oxford's enrollment totaled approximately 2,096,000 members at March 31, 1998, an increase of almost 88,000 during the first quarter of 1998 and nearly 21 percent higher than membership at the end of last year's first quarter.

         The Company's medical-loss ratio for the first quarter of 1998 was 87.9% compared with 80.2% in the first quarter of 1997. Administrative expenses, exclusive of the nonrecurring restructuring charge, were 16.5% of operating revenue for the first quarter of 1998 compared with 15.4% for the first quarter of 1997 and 17.6% for the full year 1997.

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         Oxford's product lines include traditional health maintenance organizations, point-of service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets its health plans to employers in New York, New Jersey, Pennsylvania, Connecticut, Illinois, Florida and New Hampshire through its direct sales force and through independent insurance agents and brokers.


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